Exhibit 99.1

News from Great Lakes Dredge & Dock Corporation For further information contact: Deborah A. Wensel, Chief Financial Officer or Katie Hayes, Investor Relations @ 630-574-3772

GREAT LAKES DREDGE & DOCK CORPORATION ANNOUNCES

FOURTH QUARTER 2009 RESULTS

Company reports record revenue and earnings for year

as 2009 U.S. bid market tops $1 billion

Oak Brook, Illinois — February 23, 2010 — Great Lakes Dredge & Dock Corporation (NASDAQ:GLDD)—the largest provider of dredging services in the United States and a major provider of commercial and industrial demolition services—today reported financial results for the quarter and year ended December 31, 2009.

Commentary

Douglas B. Mackie, President and Chief Executive Officer, said, “The domestic bid market, a key measure of dredging activity in the U.S., topped $1 billion in 2009, a 45% increase from the 2008 bid market. Although federal stimulus funding certainly had a positive impact on the market, there was an underlying need for many projects that spurred the market even before the stimulus funds started flowing. Revenue and margins for the full year strengthened as a result of the increase in domestic activity, offsetting slowdowns in both foreign operations and the demolition business.”

2009 Fourth Quarter Operating Results

Total revenue for the quarter ended December 31, 2009 was $160.6 million, down slightly from $163.0 million during the fourth quarter of 2008. Dredging revenues of $151.1 million were relatively flat compared to the prior year as strong domestic operations offset a significant decline in foreign work. Two large hydraulic dredges, recently re-positioned from the Middle East in response to the rise in domestic activity, became operational and contributed to the fourth quarter results. Although domestic dredging operations were robust during 2009, the U.S. economic downturn continued to negatively impact construction activity, causing revenue in our demolition business to decrease to $9.4 million during the 2009 fourth quarter, as compared with $12.9 million the prior year.

Gross profit for the fourth quarter of 2009 declined to $15.6 million from $18.1 million a year earlier. In addition, the gross profit margin for the quarter decreased to 9.7%, versus 11.1% in 2008 as margins were negatively impacted by severe weather conditions in the Gulf and along the East Coast, specifically Hurricane Ida and two nor’easters, which resulted in several projects having significant downtime. In addition, gross profit was negatively affected by the lower level of demolition revenue relative to fixed costs and a further write-off on a demolition contract related to a large development project that has been effectively terminated. The reduction in operating income to $3.9 million versus $7.6 million for the fourth quarter of 2008 was due to the combination of lower gross profit and an increase in general and administrative (G&A) costs of $1.1 million, primarily due to higher payroll and incentive compensation expense.

Net income attributable to Great Lakes Dredge & Dock Corporation was $1.0 million, or $0.02 per diluted share, versus $1.8 million, or $0.03 per diluted share, a year ago. EBITDA (as defined below) was $13.7 million for the 2009 quarter compared with $16.1 million in the prior year.

As of December 31, 2009, senior and subordinated debt, net of $3.2 million in cash and cash equivalents, was $182.8 million, including $11.0 million of borrowings under the Company’s revolving credit facility. During the quarter, the Company reduced its revolving credit borrowings by $19.0 million. At quarter end, outstanding performance letters of credit totaled $32.8 million, including $17.1 million outstanding on the Company’s revolving credit facility. The Company’s $155.0 million revolving credit facility matures in June 2012 and includes an $85.0 million sublimit for the issuance of letters of credit. At December 31, 2009 the Company had $117.6 million of borrowings available under this facility, after excluding $9.3 million which is unavailable from a defaulting lender.

Year Ended December 31, 2009

Revenues for the year ended December 31, 2009 increased by 6% to $622.2 million compared with $586.9 million for the previous year, primarily as a result of greater dredge fleet utilization. This, coupled with higher margins on domestic projects during the year, positively impacted gross profit margin which increased to 14.2% in 2009 from 11.8% for 2008, despite the unfavorable margin impacts from foreign operations and the demolition business.

Operating income increased more than 60% during 2009, reaching $42.3 million versus $26.1 million a year earlier as strong gross profit performance offset a 6% increase in general and administrative expenses during the year which were higher due to an increase in legal and payroll costs. EBITDA was $77.6 million, a nearly 40% increase from 2008 EBITDA of $55.9 million. Net income attributable to Great Lakes Dredge & Dock Corporation for the year was $17.5 million, or $0.30 per diluted share, versus $5.0 million, or $0.09 per diluted share, the prior year.

Bid Market & Backlog

The domestic bid market continued to be active with $292 million of work awarded in the fourth quarter. As had been the trend in 2009, maintenance work accounted for the largest portion of projects bid, representing approximately 56% of the quarter’s market. Great Lakes won all of the beach projects that were awarded in the quarter, totaling $41 million, as well as 50%, or almost $45 million, of the capital projects and 14% or approximately $22 million, of maintenance projects. The full year 2009 domestic bid market, bolstered by stimulus funds, increased by 45% to $1.1 billion from $783 million in 2008. The Company won 47% of the 2009 domestic market including 33%, 73% and 51% of the maintenance, capital and beach work awarded, respectively. The market includes new work bid and options awarded on projects in the Company’s backlog.

The Company’s contracted dredging backlog as of December 31, 2009 was $366 million, compared with $361 million at December 31, 2008. For comparison purposes, the 2008 backlog number has been adjusted for the portion of the Diyar contract that became an option pending award in the first quarter of 2009. Dredging backlog at the end of 2009 and 2008 excludes $32 million and $75 million, respectively, of domestic low bids pending award, additional phases (“options”) pending on domestic projects currently in backlog and the remaining option on the Diyar contract. Demolition services backlog at December 31, 2009 was $16.4 million, compared with $23.5 million at December 31, 2008.

Commentary

Doug Mackie concluded, “We are very pleased with our performance during 2009 as we reached record revenues and earnings. During the third quarter, we repositioned two of our large hydraulic dredges to the U.S. to be better positioned to take advantage of the active domestic bid market. Our ability to expeditiously re-position key dredges has served us well as we capitalize on attractive market opportunities.

“The year included several very complex Louisiana coastal and wetland restoration projects. These were some of the many projects which required our equipment to operate in unprotected waters exposing our operations to the risk of delays due to storms and hurricanes. During the first quarter weather worked very much in our favor, however, during the fourth quarter, we experienced a significant reversal of that phenomenon. Given these risks, it is often difficult to predict financial performance, particularly in the short-term, with any degree of certainty. We do think bid market trends and government funding initiatives tend to be better indicators of long term performance, particularly in light of the success we continue to enjoy in winning domestic contract awards.

“With regard to government funding, we believe that the majority of the work that is being funded by the stimulus program has been awarded to date, although a significant amount remains to be completed by the industry in 2010. While there is some uncertainty with regard to the timing and approval of other funding initiatives given the many legislative priorities before Congress, we are encouraged that the 2011 federal budget discussion has begun. Our experience has shown that the Corps of Engineers can fund and bid work more efficiently and predictably when operating under an approved budget as opposed to continuing resolutions. Approval of the 2011 budget, success of the Harbor Maintenance Trust Fund initiative and continuing economic pressure to deepen our East and Gulf Coast ports, should lead to a continuation of the healthy U.S. dredging market.

“As global economic conditions improve, there are also positive indicators in both the foreign dredging market and our demolition business. With the strengthening of the price of oil we are seeing a resurgence of potential opportunities, particularly in the Middle East. Further, the renewed focus on domestic infrastructure and our success in entering new markets has enabled our demolition business to add over $30 million of backlog in January.

“We are convinced that the fundamentals are in place for continued, strong, long term growth in the domestic dredging market, nevertheless, we are cognizant that the timing of funding approvals do influence our shorter term performance. That coupled with the uncertainty of when the international market and the demolition business will achieve sustained momentum and at what levels leads us to adopt a conservative outlook at this early point in the year.”

Use of EBITDA

EBITDA, as provided herein, represents net income (loss) attributable to Great Lakes Dredge & Dock Corporation, adjusted for net interest expense, income taxes, depreciation and amortization expense. EBITDA should not be considered an alternative to, or more meaningful than, amounts determined in accordance with accounting principles generally accepted in the United States of America (“GAAP”) including: (a) operating income as an indicator of operating performance; or (b) cash flows from operations as a measure of liquidity. As such, the Company’s use of EBITDA, instead of a GAAP measure, has limitations as an analytical tool, including the inability to determine profitability or liquidity due to the exclusion of interest expense and the associated significant cash requirements and the exclusion of depreciation and amortization, which represent significant and unavoidable operating costs given the level of indebtedness and capital expenditures needed to maintain the Company’s business. For these reasons, the Company uses operating income to measure its operating performance and uses EBITDA only as a supplement. EBITDA is reconciled to net income (loss) attributable to Great Lakes Dredge & Dock Corporation in the table of financial results. (For further explanation, please refer to the Company’s SEC filings.)

Conference Call Information

The Company will conduct a quarterly conference call, which will be held on Tuesday, February 23rd at 10:00 a.m. C.S.T. The call in number is 866-831-6162 and passcode is 54582213. The call can also be heard on the Company’s website, www.gldd.com under Events and Presentations on the investor relations page. Information related to the conference call will also be available on the investor relations page of the Company’s website. The conference call will be available by replay for two weeks, by calling 888-286-8010 and providing passcode 36914812.

The Company

Great Lakes Dredge & Dock Corporation is the largest provider of dredging services in the United States and the only U.S. dredging company with significant international operations, averaging 30% of its dredging revenues over the last three years. The Company is also one of the largest U.S. providers of commercial and industrial demolition services primarily in the Northeast. Additionally, the Company owns a 50% interest in a marine sand mining operation in New Jersey which supplies sand and aggregate used for road and building construction. Great Lakes has a 119-year history of never failing to complete a marine project and owns the largest and most diverse fleet in the U.S. industry, comprised of over 180 specialized vessels.

Cautionary Note Regarding Forward-Looking Statements

Certain statements in this press release may constitute “forward-looking” statements as defined in Section 27A of the Securities Act of 1933 (the “Securities Act”), Section 21E of the Securities Exchange Act of 1934 (the “Exchange Act”), the Private Securities Litigation Reform Act of 1995 (the “PSLRA”) or in releases made by the Securities and Exchange Commission (“SEC”), all as may be amended from time to time. Such forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause the actual results, performance or achievements of Great Lakes and its subsidiaries, or industry results, to differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Statements that are not historical fact are forward-looking statements. Forward-looking statements can be identified by, among other things, the use of forward-looking language, such as the words “plan,” “believe,” “expect,” “anticipate,” “intend,” “estimate,” “project,” “may,” “will,” “would,” “could,” “should,” “seeks,” or “scheduled to,” or other similar words, or the negative of these terms or other variations of these terms or comparable language, or by discussion of strategy or intentions. These cautionary statements are being made pursuant to the Securities Act, the Exchange Act and the PSLRA with the intention of obtaining the benefits of the “safe harbor” provisions of such laws. Great Lakes cautions investors that any forward-looking statements made by Great Lakes are not guarantees or indicative of future performance. Important assumptions and other important factors that could cause actual results to differ materially from those forward-looking statements with respect to Great Lakes, include, but are not limited to, risks associated with Great Lakes’ leverage, fixed price contracts, dependence on government contracts and funding, bonding requirements and obligations, international operations, government regulation, restrictive debt covenants and fluctuations in quarterly operations, and those factors, risks and uncertainties that are described in Item 1A of its Annual Report on Form 10-K for the year ended December 31, 2008, and in other securities filings by Great Lakes with the SEC.

Although Great Lakes believes that its plans, intentions and expectations reflected in or suggested by such forward-looking statements are reasonable, actual results could differ materially from a projection or assumption in any forward-looking statements. Great Lakes’ future financial condition and results of operations, as well as any forward-looking statements, are subject to change and inherent risks and uncertainties. The forward-looking statements contained in this press release are made only as of the date hereof and Great Lakes does not have or undertake any obligation to update or revise any forward-looking statements whether as a result of new information, subsequent events or otherwise, unless otherwise required by law.

Great Lakes Dredge & Dock Corporation

Condensed Consolidated Statement of Operations

(Unaudited and in thousands, except per share data)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Revenues	$160,557	$163,027	$622,244	$586,879
Gross profit	15,582	18,107	88,244	69,303
General and administrative	(11,475)	(10,393)	(45,220)	(42,766)
Amortization of intangible assets	(194)	(132)	(773)	(440)

Operating income	3,913	7,582	42,251	26,097
Other income (expense)
Interest expense- net	(3,910)	(4,118)	(16,150)	(16,971)
Equity earnings (loss) in joint ventures	18	(265)	(384)	(15)

Income before income taxes	21	3,199	25,717	9,111
Income taxes	(296)	(1,309)	(10,983)	(3,839)

Net income (loss)	(275)	1,890	14,734	5,272
Net (income) loss attributable to noncontrolling interest	1,303	(62)	2,734	(293)

Net income attributable to Great Lakes Dredge & Dock Corporation	$1,028	$1,828	$17,468	$4,979

Basic earnings per share attributable to Great Lakes Dredge & Dock Corporation	$0.02	$0.03	$0.30	$0.09
Basic weighted average shares	58,532	58,481	58,507	58,469
Diluted earnings per share attributable to Great Lakes Dredge & Dock Corporation	$0.02	$0.03	$0.30	$0.09
Diluted weighted average shares	58,768	58,482	58,625	58,478

Great Lakes Dredge & Dock Corporation

Reconciliation of Net Income attributable to Great Lakes Dredge & Dock Corporation to EBITDA

(Unaudited and in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Net income attributable to Great Lakes Dredge & Dock Corporation	$1,028	$1,828	$17,468	$4,979
Adjusted for:
Interest expense, net	3,910	4,118	16,150	16,971
Income taxes	296	1,309	10,983	3,839
Depreciation and amortization	8,436	8,868	33,024	30,124

EBITDA	$13,670	$16,123	$77,625	$55,913

Great Lakes Dredge & Dock Corporation

Selected Balance Sheet Information

(Unaudited and in thousands)

	Period Ended
	December 31, 2009	December 31, 2008
Cash and cash equivalents	$3,250	$10,478
Total current assets	232,436	216,358
Total assets	665,426	666,155
Total short-term debt	1,200	1,553
Total current liabilities	141,149	128,639
Long-term debt	186,000	216,500
Total equity	244,549	228,113

Great Lakes Dredge & Dock Corporation

Supplementary financial data

(Unaudited and in thousands)

	Three Months Ended December 31,		Year Ended December 31,
	2009	2008	2009	2008
Net cash flows from (used in) operating activities	$19,887	$3,811	$53,998	$14,805

Great Lakes Dredge & Dock Corporation

Revenue and Backlog Data

(Unaudited and in thousands)

	Three Months Ended December 31,		Year Ended December 31,
Revenues (in thousands)	2009	2008	2009	2008
Dredging:
Capital - U.S.	$67,289	$39,821	$203,147	$153,414
Capital - foreign	19,083	53,386	134,123	172,345
Beach	15,835	29,364	62,133	63,550
Maintenance	48,907	27,573	174,909	95,350

Dredging Revenue	151,114	150,144	574,312	484,659
Demolition	9,443	12,883	47,932	102,220

Total Revenue	$160,557	$163,027	$622,244	$586,879

	As of December 31,
Backlog (in thousands)	2009	2008
Dredging:
Capital - U.S.	203,294	176,051
Capital - foreign	35,715	139,479	*
Beach	63,390	18,934
Maintenance	63,335	26,726

Dredging Backlog	365,734	361,190
Demolition	16,448	23,502

Total Backlog	$382,182	$384,692

*	Foreign backlog has been adjusted for the portion of the Diyar contract that became an option pending award in the first quarter of 2009.